The Case for India Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 October 1, 2007

1 Agenda • Why invest in India? • Current ways to access India • Introducing iPath ® MSCI India Index SM ETN

The Importance of
International Investing – Revisited
U.S. market is not a complete investment set
•
Unique companies and industries exist outside the U.S.
•
Growing importance of non-U.S. countries in the world equation
Faster long-term growth rates may be available
•
Emerging economies still developing infrastructure
Portfolio risk reduction
•
Over the last 10 years, correlations to the U.S. equity
markets range from 0.3 to 0.9*
Continued institutional commitment to this asset class
*A. Olma, L.B. Siegel, “Why Invest Internationally?” Investment
Insights,
May 2005.

3 Where are Emerging Markets? Developed Markets Ex-U.S. Emerging Markets MSCI Regional Classifications United States Sources: MSCI, World Bank (2004). 8 out of 10 people live in developing countries.

Why Invest in India?
Emerging markets as an asset class
•
Potential portfolio diversification benefits
India’s growing economic significance
Unique exposures
•
Information Technology and business process
•
Global leadership with world class companies

5 GDP Growth Rates – India and the United States 0.0 1.0 2.0 3.0 4.0 5.0 6.0 7.0 8.0 9.0 2000 2001 2002 2003 2004 2005 India United States Sources: World Bank

The Investment Case for India
Sources: MSCI, S&P, Lehman Brothers, BGI, as of 3/31/07.
5-year correlations
S&P 500
®
Index
Lehman U.S.
Aggregate
Index
MSCI EAFE
Index
MSCI
Emerging
Markets Index
MSCI India
Total Return
Index
SM
S&P 500
®
Index
1.00
Lehman U.S.
Aggregate Index
-0.27 1.00
MSCI EAFE Index 0.85 -0.16 1.00
MSCI Emerging
Markets Index
0.77 -0.12 0.87 1.00
MSCI India Total
Return Index
SM
0.43 -0.04 0.53 0.65 1.00
Historical volatility
S&P 500
®
Index
Lehman U.S.
Aggregate
Index
MSCI EAFE
Index
MSCI
Emerging
Markets Index
MSCI India
Total Return
Index
SM
5-year 12.3 3.7 13.1 18.1 23.9

Strategic and Tactical Opportunities
Annualized Returns
as of 3/31/07
S&P 500
®
Index
Lehman U.S.
Aggregate
Index
MSCI EAFE
Index
MSCI
Emerging
Markets
Index
MSCI India
Total Return
IndexSM
1-year 11.8% 6.6% 20.2% 20.7% 20.5%
3-year 10.1% 3.3% 19.8% 27.5% 34.4%
5-year 6.3% 5.4% 15.8% 24.5% 33.8%
Sources: MSCI, S&P, Lehman Brothers, BGI.
Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any investor fees, transaction costs or expenses. One cannot invest directly in an index. Past performance does not guarantee future results. For actual iPath ETN performance, please visit www.iPathETN.com or call 1-877-76-iPATH.

Sources: MSCI, S&P.  Holdings as of 12/30/06.
The Global Industry Classification Standard (GICS) was developed by and is the exclusive property of MSCI and Standard &
Poor's. "Global Industry Classification Standard (GICS)" is a service mark of MSCI and Standard & Poor's.
Unique Exposures:
MSCI India Total Return Index
SM
GICS Sector weight (%)
MSCI India Total
Return Index
SM
S&P 500
®
Index
MSCI Emerging
Markets Index
Consumer Discretionary 6.9 10.6 6.2
Consumer Staples 6.4 9.3 5.4
Energy 15.5 9.8 17.3
Financials 20.2 22.3 20.9
Heathcare 5.1 12 1.8
Industrials 9.1 10.8 7.5
Information Technology 21.9 15.1 13.7
Materials 7.1 3 12.8
Telecommunications 5.3 3.5 10.9
Utilities 2.3 3.6 3.6

Top Companies Span Sectors
Source: MSCI as of 3/31/07.
MSCI India Total Return Index
SM
Weight GICS Sector
1. Infosys Technologies Ltd. 13.7 Information Technology
2. Reliance Industries Ltd. 13.1 Energy
3. ICICI Bank Ltd. 8.1 Financials
4. Housing Development Finance Corp 4.3 Financials
5. Reliance Communications Ltd. 3.9 Telecommunications
6. Oil & Natural Gas Corp. Ltd. 3.5 Energy
7. Satyam Computer Services Ltd. 3.3 Information Technology
8. HDFC Bank Ltd. 3.1 Financials
9. Larsen & Toubro Ltd. 2.6 Industrials
10. ITC Ltd. 2.5 Consumer Staples
Top 10 Holdings Total 58.2

India Investment Alternatives are Limited…
Local Indian securities
•
Restricted access to retail investors
•
Tax consequences and foreign ownership limits
U.S.-listed ADRs
•
Incomplete coverage of India market
Closed and open-end mutual funds
Structured products

11 And Involve Investment Risk Including • Emerging equity market • Currency • Economic, social and political • Financial, accounting differences and regulatory • Sovereign • Liquidity and volatility

Introducing iPath Exchange Traded Notes (ETNs)
Securities issued by Barclays Bank PLC
•
Senior, unsecured debt
•
No principal protection, interest payments or leverage
Linked to the return of the underlying index,
less investor fees
•
Unlike ETFs, no underlying assets are held
Daily exchange liquidity
•
Early redemption feature
Tax efficiency
iPath ETNs trade daily on an exchange at market prices.  With short sales, you risk paying more for a security than you received from its sale. Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. Subject to requirements described in the prospectus, the Securities may be redeemed from the issuer in large, institutional blocks (typically
50,000 Securities). A redemption charge will apply to early redemption of iPath ® MSCI India
IndexSM
ETNs.

New Access to an Evolving Market
*The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day
(or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the value of the index on the inception date.
† The iPath ® MSCI India
IndexSM
ETN will incur a redemption charge of 0.125% times the daily redemption value upon early redemption. In addition to daily exchange liquidity, all iPath ETNs may be redeemed to the issuer in large, institutional blocks (typically 50,000 Securities), subject to requirements described in the relevant prospectus.
iPath Emerging Market ETN
Trading
Symbol
Primary
Exchange
Yearly Fee* Maturity Date
iPath
®
MSCI India Index
SM
ETN
INP NYSE
0.89%
†
12/18/36

14 Conclusion • Unique exposures • New opportunities • Unprecedented access

An investment in iPath ETNs involves risks, including possible loss of principal.
For a description of the main risks see “Risk Factors” in the applicable prospectus.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at
www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.
Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A.
(“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and
Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.
iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your
Securities even if the value of the relevant index has increased. An investment in iPath
ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account.
There are restrictions on the minimum number of Securities you may redeem directly with the issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Sales in the secondary market may result in significant losses.
An investment in the iPath ETNs linked to the MSCI India Total Return Index
SM
may carry risks
similar to a concentrated securities investment in a single region. International investments may involve risk of capital loss from unfavorable fluctuation in currency values, from differences in generally accepted accounting principles or from economic or political instability in other nations.
Emerging markets involve heightened risks related to the same factors as well as increased volatility and lower trading volume. Securities focusing on a single country may be subject to higher volatility.
Subject to requirements described in the prospectus, the Securities may be redeemed with the issuer in large, institutional blocks (typically, 50,000 Securities). A redemption charge will apply.
iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

The sale, redemption or maturity of the Securities will generate tax consequences. In certain cases, you may be required to make a specific election in order to receive the most favorable tax treatment.
For a more complete description, please see the description of the U.S. federal income tax treatment in the applicable Pricing Supplement at www.iPathETN.com.
BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein.
Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.
The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”).
MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any
MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.
© 2007 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.
Not FDIC Insured  • Have No Bank Guarantee  • May Lose Value

• Prospectuses • Info Sheets • Frequently Asked Questions • Research papers 1-877-76-iPath For more information, visit www.iPathETN.com